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EXHIBIT 5.1

OPINION OF COUNSEL

January 19, 2001

Yahoo! Inc.
3420 Central Expressway
Santa Clara, CA 95051

  Registration Statement on Form S-3 (File No. 333-     )

Ladies and Gentlemen:

    We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about January 19, 2001 (the "Registration Statement") in connection with the registration under the Securities Act of 1933 of shares of your common stock (the "Shares"), to be sold by the stockholders listed in the Registration Statement (the "Selling Stockholders"). As your legal counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale of the Shares.

    It is our opinion that the Shares, when sold by the selling stockholders in the manner described in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

    We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and in any amendment to it.

Sincerely,

VENTURE LAW GROUP
A Professional Corporation

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OPINION OF COUNSEL